Exhibit 99.1

NEWS RELEASE

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	April 24, 2008
(218) 628-2217
IKONICS POSTS INCREASE IN OPERATING INCOME ON RECORD FIRST QUARTER SALES
DULUTH, MN — IKONICS Corporation (Nasdaq: IKNX), a Duluth based imaging technology company, announced today record 2008 first quarter sales of $3,781,000, an 8% increase over the first quarter of last year. Operating income was $47,000 compared to a small loss for the first quarter of 2007. Net earnings were $106,000, or $0.05 per share, a $33,000 decrease compared to the first quarter of 2007, which benefited from a one time $55,000 gain on the sale of our interests in Apprise Technologies and a $55,000 tax benefit.
Bill Ulland, Ikonics’ CEO, said that the sales growth was led by sales to Europe and Asia, and a significant contribution from our new Photo Machining venture. The weak dollar has helped our export business, while the slow U.S. economy has had some effect on domestic sales.
Ulland added, “Sales of our new Digital Texturing products have been slow to materialize reflecting both continuing product optimization and the depressed condition of the domestic automotive industry, the initial target market. We are now broadening the target market to the international automotive industry and the non-automotive U.S. market,” he added.
On April 7th, 2008 IKONICS purchased 11 acres, with an option on an additional 4 acres, from the City of Duluth for $366,000. A 35,000 square foot manufacturing and warehouse facility is being constructed on this brown field site.
This press release contains forward-looking statements regarding sales, earnings, and new products that involve risks and uncertainties. The company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify, complete and integrate suitable acquisitions, as well as the factors described in the company’s Form 10-KSB, Forms 10-QSB and other reports on file with the SEC.

IKONICS Corporation
Condensed Statements of Operations (Unaudited)
For the Three Months Ended March 31, 2008 and 2007

	Three Months Ended
	03/31/08	03/31/07
Sales	$3,780,848	$3,507,767
Costs and expenses	3,733,728	3,511,434

Income (Loss) from Operations	47,120	(3,667)
Gain on sale of investment	—	55,159
Interest Income	43,675	32,907

Income before income taxes	$90,765	$84,399
Federal and state income tax benefit (expense)	14,843	54,698

Net income	105,638	139,097

Earnings per common share-diluted	$0.05	$0.07

Average shares outstanding-diluted	2,069,129	2,064,511
Condensed Balance Sheets
As of March 31, 2008 and December 31, 2007

	3/31/08	12/31/07
	(Unaudited)
Assets
Current assets	$9,397,635	$9,315,737
Property, plant and equipment, net	1,403,373	1,320,591
Investment in non-marketable equity securities	855,201	855,201
Intangible assets	492,825	479,888
Deferred income taxes	11,000	11,000

	$12,160,034	$11,982,417

Liabilities and Equity
Current liabilities	$922,774	$936,703
Long term debt	—	—
Stockholders’ equity	11,237,260	11,045,714

	$12,160,034	$11,982,417